Exhibit 99.1

Contact:	Bank Mutual Corporation
NASDAQ: BKMU
Michael T. Crowley Jr.
Chairman, President and Chief Executive Officer
414-354-1500

Rick B. Colberg
Chief Financial Officer
866-705-2568
BANK MUTUAL CORPORATION REPORTS EARNINGS
FOR THE FULL YEAR 2006 AND FOURTH QUARTER OF 2006
Milwaukee, Wisconsin
January 18, 2007
Bank Mutual Corporation (NASDAQ—BKMU) reported net earnings of $20.6 million or $0.34 diluted earnings per share for the year ended December 31, 2006 as compared to $28.0 million or $0.43 diluted earnings per share during the same period in 2005. Earnings for the fourth quarter of 2006 were $4.6 million or $0.08 diluted earnings per share as compared to $6.0 million or $0.10 diluted earnings per share for the fourth quarter of 2005. Earnings decreased for both periods primarily as a result of a decrease in the net interest margin, partially offset by a federal income tax refund. Diluted earnings per share calculations and net income were also affected by Bank Mutual’s ongoing stock repurchase programs.
“Our fourth quarter and full year operating results reflect the dual impact of an inverted yield curve and a slowing housing market. Although we believe those factors are consistent with industry trends, we have mitigated the resulting negative effects by limiting the leverage in our balance sheet, carefully controlling our expenses and remaining in an active repurchase program for our stock when market conditions are right”, stated Michael T. Crowley, Jr., Chairman, President and Chief Executive Officer of Bank Mutual Corporation.
The reported results represent a 20.9% decrease in diluted earnings per share for 2006 and a 20.0% decrease in diluted earnings per share for the fourth quarter of 2006 as compared to the same periods in 2005. Net income for 2006 decreased 26.5% and for the three months ended December 31, 2006, decreased 23.1% as compared to the same periods in 2005.
One to four- family mortgage loan originations and purchases were $365.9 million for 2006 and $57.2 million for the fourth quarter of 2006 as compared to $528.4 million for the year of 2005 and $107.6 million for the fourth quarter of 2005. The decreased originations and purchases of mortgage loans were the result of increased market interest rates on mortgage loan offerings and a related decrease in home sales, purchases and construction.
Multi-family and commercial real estate mortgage loan originations were $138.8 million for 2006 and $35.3 million for the fourth quarter of 2006 as compared to $118.5 million for 2005 and $29.9 million for the fourth quarter of 2005. The increased originations were the result of successful additional marketing efforts and the hiring of an experienced commercial real estate loan manager.
Loan sales were $89.5 million for 2006 as compared to $143.7 million for 2005. For the three months ended December 31, 2006 loan sales were $21.5 million as compared to $36.7 million for the same period in 2005. Loan sales decreased in both periods because of reduced fixed rate mortgage loan originations that resulted from decreased demand caused by higher interest rates and a slow down in home sales. As a result of the decreased loan sales, gains on the sales of loans were $1.1 million for the full year of 2006 and $281,000 for the fourth quarter of 2006 as compared to $1.9 million and $491,000 for the same periods in 2005.
Consumer loan originations for the full year 2006 were $158.7 million as compared to $211.6 million for 2005 and $32.4 million for the fourth quarter of 2006 as compared to $39.1 million for the same period in 2005. The decreased originations for both periods were primarily the result of declining demand in the face of increased interest rates on consumer loan offerings, slower growth in homeowners’ equity, and discontinued indirect automobile loan originations through our 50% owned subsidiary, Savings Financial Corporation, as previously disclosed, in the second quarter of 2006.
Commercial business loan originations decreased slightly in 2006 to $42.9 million as compared to $43.5 million in 2005 and $10.4 million for the fourth quarter of 2006 as compared to $11.1 million for the same period in 2005. This slight decrease in both periods was primarily the result of rising interest rates and slower growth in the economy which resulted in decreased demand for commercial business loans. This decrease was partially offset by the continued emphasis by management to develop this portion of our loan portfolio, including the hiring of new personnel.
In total, loan originations and purchases in the full year 2006 were $706.3 million as compared to $902.0 million for 2005 and $135.3 million for the fourth quarter of 2006 as compared to $187.6 million for the same period in 2005, with the decrease due to the factors discussed above.

Total assets at December 31, 2006 were $3.5 billion as compared to $3.4 billion at December 31, 2005.
Mortgage-related securities decreased by $23.0 million in 2006 as compared to 2005 primarily as a result of reinvesting the cash flows from those securities to fund loan portfolio growth or to repay borrowings.
Deposits increased $71.8 million during 2006 to $2.2 billion as compared to $2.1 billion at December 31, 2005. Within the deposit portfolio, certificates of deposit increased $125.3 million and our core deposits (checking, savings and money market accounts) decreased $53.4 million as a result of the higher interest rates offered on the certificates of deposit. This growth in certificates of deposit, along with an increase in the interest rates on deposits, resulted in a substantial increase in the cost of deposits in 2006.
Borrowings decreased to $705.0 million at December 31, 2006 as compared to $765.8 million at December 31, 2005.
We have paid twenty-four consecutive cash dividends since our initial stock offering. Cash dividends paid in 2006 were $0.29 per share as compared to $0.25 per share for 2005. This cash dividend increase of $0.04 per share in 2006 is a 16.0% increase over the cash dividends paid in 2005.
Non-performing loans to total loans at December 31, 2006 increased to 0.72% as compared to 0.29% at December 31, 2005. This increase in non-performing loans was primarily the result of increased residential mortgage and multi-family loan delinquencies. In the fourth quarter of 2006, two multi-family real estate loans to the same borrower, totaling $5.3 million, became non-performing. After a preliminary review, we believe that the loans are adequately collateralized by the property, however, we are in the process of fully evaluating these loans and properties. We provided an allowance for loan losses of $632,000 for the year of 2006 as compared to $541,000 for the same period in 2005 and $335,000 for the fourth quarter of 2006 as compared to $62,000 for the same period in 2005. Our allowance for loan losses at December 31, 2006 was $12.6 million or 86.7% of non-performing loans and 80.0% of non-performing assets.
The net interest margin for the full year 2006 decreased to 2.25% as compared to 2.62% for 2005. For the fourth quarter of 2006 the net interest margin was 2.06% as compared to 2.45% for the fourth quarter of 2005. The decreased net interest margin for both periods was primarily the result of the rising cost of deposits and our borrowings, the further flattening and inversion of the yield curve and the effects of our stock repurchase programs. Specifically, the flattening and inversion of the yield curve reduced our ability to price our loan offerings at interest rates that would allow us to increase the yield on our loan portfolio faster than the increase in our cost of funds, thus compressing our net interest margin. In addition, contract terms of existing loans can affect our ability to reprice those assets.
Income taxes were lower in 2006 as compared to 2005 because of a reduction in taxable income and an $812,000 refund in federal income taxes paid in prior years.

Book value per share was $8.86 at December 31, 2006. The annualized return on average equity (ROE) for 2006 was 3.89% and 3.50% for the fourth quarter 2006. The annualized return on average assets (ROA) for 2006 was 0.59% and 0.54% for the fourth quarter of 2006. We repurchased 2,469,333 shares during 2006 at an average price of $11.26 per share. In the fourth quarter of 2006, we repurchased 73,000 shares at an average price of $11.98 per share. We regularly review market conditions and costs of funds to determine when share repurchases are appropriate. Further information regarding Bank Mutual Corporation’s assets, liabilities and operations is attached.
Bank Mutual Corporation is the fourth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Global Select Market® under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 76 offices in the state of Wisconsin and one office in Minnesota.
* * *
Outlook
(The following are forward looking statements; see “Cautionary Statements” below.) Bank Mutual Corporation’s management has identified a number of factors which may affect the Company’s operations and results in early 2007. They are as follows:
•	Early 2007 may provide an environment of an economic slow down and a continued flat or inverted interest rate yield curve. If that is the case, there are a number of effects that Bank Mutual, like other financial institutions, would likely experience.
•	Loan originations could continue to decrease, along with related interest and fee income.

•	A slow down in the appreciation of the value of real estate or even a decrease in value may occur. Reduced property prices could negatively affect the volume of home sales, which in turn could affect mortgage loan originations and prepayments. It may also impact the quality of some of our loans as a result of increased delinquencies and lower collateral value.
•	A flat or inverted yield curve will also likely continue to affect our net interest margin. The net interest margin would continue to be compressed as a result of the cost of deposits and borrowings rising faster than the yield on loans. Such a compression could negatively affect our net income.

•	Bank Mutual will continue to further emphasize consumer loans, and commercial real estate and commercial business loans, all of which can present a higher risk than residential mortgages. Adding personnel to continue this emphasis will increase our costs. Market conditions and other factors may continue to affect our ability to increase our loan portfolio with these types of loans.

•	We have opened two new offices in 2006, and anticipate opening up to three new offices in 2007. The addition of new offices increases our occupancy and related personnel costs going forward, which will increase our costs for 2007.

•	Like many Wisconsin financial institutions, Bank Mutual has non-Wisconsin subsidiaries that hold and manage investment assets, the income from which has not been subject to Wisconsin tax. The Wisconsin Department of Revenue has instituted an audit program specifically aimed at out of state investment subsidiaries. The Department may take the position that all or some of the income of the out of state subsidiaries is taxable in Wisconsin, which may be challenged by financial institutions in the state. The Department has informed banks generally of potential settlement parameters relating to these issues, even where the Department has not asserted a claim. We have received certain information from the Department and are continuing to evaluate its position and our potential alternatives under our particular circumstances. However, a determination on how to proceed will depend in part on further communication from and actions by the Department. Depending upon future developments, an adverse resolution of this matter could result in tax obligations for prior periods and/or higher Wisconsin taxes going forward, with a substantial negative impact on the earnings of Bank Mutual Corporation.
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Cautionary Statements
The discussions in this news release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those under “Outlook” and those in the future tense or which use terms such as “believe,” “expect,” and “anticipate.” Bank Mutual Corporation’s actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include changing interest rates and related yield curves, changes in demand for loans or other services, competition from other institutions, the results of our lending activities and loan loss experience, changes in real estate values, developments in the war on terrorism and other international developments, other general economic and political developments, those items discussed under “Outlook,” and other factors discussed in our filings with the Securities and Exchange Commission.
* * *

BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,	December 31,
	2006	2005
	(In thousands)
Assets
Cash and due from banks	$44,438	$41,543
Interest-earning deposits	1,022	27,872

Cash and cash equivalents	45,460	69,415
Securities available-for-sale, at fair value:
Investment securities	48,290	63,361
Mortgage-related securities	1,064,851	1,087,816
Loans held for sale	3,787	2,312
Loans receivable, net	2,024,325	1,990,492
Goodwill	52,570	52,570
Other intangible assets	3,089	3,750
Mortgage servicing rights	4,653	4,771
Other assets	205,181	156,890

	$3,452,206	$3,431,377

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$2,158,641	$2,086,822
Borrowings	705,025	765,796
Advance payments by borrowers for taxes and insurance	2,199	2,529
Other liabilities	49,964	29,513

	2,915,829	2,884,660

Minority interest in real estate development	2,518	2,343

Shareholders’ equity:
Preferred stock — $.01 par value:
Authorized — 20,000,000 shares in 2006 and 2005
Issued and outstanding — none in 2006 and 2005	—	—
Common stock — $.01 per value:
Authorized — 200,000,000 shares in 2006 and 2005
Issued — 78,783,849 shares in 2006 and 2005
Outstanding — 60,277,087 in 2006 and 62,325,268 in 2005	788	788
Additional paid-in capital	496,302	497,589
Retained earnings	274,555	269,913
Unearned ESOP shares	(3,066)	(3,966)
Accumulated other comprehensive income	(16,447)	(17,346)
Unearned deferred compensation	—	(6,955)
Treasury stock — 18,506,762 in 2006 and 16,458,581 shares in 2005	(218,273)	(195,649)

Total shareholders’ equity	533,859	544,374

	$3,452,206	$3,431,377

BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months ended Dec. 31,		Twelve Months ended Dec. 31,
	2006	2005	2006	2005
	(In thousands, except per share data)
Interest income:
Loans	$30,452	$28,015	$118,175	$107,553
Investments	960	977	3,762	4,168
Mortgage-related securities	12,227	12,269	50,017	51,721
Interest-earning deposits	478	432	1,917	768

Total interest income	44,117	41,693	173,871	164,210
Interest expense:
Deposits	18,825	14,256	68,712	49,336
Borrowings	8,332	7,178	30,355	27,869
Advance payment by borrowers for taxes and insurance	8	9	24	26

Total interest expense	27,165	21,443	99,091	77,231

Net interest income	16,952	20,250	74,780	86,979
Provision for loan losses	335	62	632	541

Net interest income after provision for loan losses	16,617	20,188	74,148	86,438
Noninterest income:
Service charges on deposits	1,696	1,283	6,085	4,810
Brokerage and insurance commissions	632	619	2,400	2,470
Loan related fees and servicing revenue	410	346	1,550	1,364
Gains on sale of investments	—	315	694	1,785
Gain on sales of loans	281	491	1,132	1,863
Other	1,427	1,303	5,707	5,149

Total noninterest income	4,446	4,357	17,568	17,441
Noninterest expenses:
Compensation, payroll taxes and other employee benefits	9,385	8,988	37,468	37,673
Occupancy and equipment	2,615	2,649	10,539	10,454
Amortization of deposit base intangibles	165	165	661	661
Other	3,164	3,146	12,643	12,049

Total noninterest expenses	15,329	14,948	61,311	60,837

Income before income taxes	5,734	9,597	30,405	43,042
Income taxes	1,097	3,570	9,808	15,016

Net income	$4,637	$6,027	$20,597	$28,026

Per share data:
Earnings per share-basic	$0.08	$0.10	$0.35	$0.44

Earnings per share-diluted	$0.08	$0.10	$0.34	$0.43

Cash dividends paid	$0.075	$0.065	$0.290	$0.250

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

	Three months ended December 31,		Twelve months ended December 31,
Originations:	2006	2005	2006	2005
Mortgage loans:
One-to-four-family	$40,583	$53,984	$208,524	$269,646
Multi-family	19,281	11,313	81,812	53,217
Commercial real estate	15,982	$18,595	56,960	65,243

Total mortgage loans	75,846	83,892	347,296	388,106

Consumer loans	32,403	39,050	158,690	211,629
Commercial business loans	10,427	11,077	42,888	43,517

Total loan originations	118,676	134,019	548,874	643,252

Purchases:
Mortgage loans	16,607	53,570	157,399	258,707

Total loan purchases	16,607	53,570	157,399	258,707

Total loans originated and purchased	$135,283	$187,589	$706,273	$901,959

Loan sales	$21,538	$36,705	$89,513	$143,723

	December 31,	December 31,
Loan Portfolio Analysis	2006	2005
Mortgage loans:
One-to-four family	$1,123,905	$1,048,881
Multi-family	157,768	155,908
Commercial real estate	167,089	175,090
Construction and development	187,323	155,205

Total mortgage loans	1,636,085	1,535,084
Consumer loans	431,246	466,795
Commercial business loans	52,056	57,247

Total loans receivable	2,119,387	2,059,126
Deductions to gross loans	95,062	68,634

Total loans receivable, net	$2,024,325	$1,990,492

	December 31,	December 31,
Asset Quality Ratios	2006	2005
Non-performing mortgage loans	$11,504	$2,214
Non-performing consumer loans	803	616
Non-performing commercial business loans	1,625	2,517
Accruing loans delinquent 90 days or more	565	487

Total non-performing loans	$14,497	$5,834

Total non-performing assets	$15,728	$6,542

Non-performing loans to loans receivable, net	0.72%	0.29%
Non-performing assets to total assets	0.46%	0.19%
Allowance for loan losses to non-performing loans	86.74%	207.23%
Allowance for loan losses to non-performing assets	79.95%	184.81%
Allowance for loan losses to total loans	0.62%	0.61%
Net recoveries (charge-offs )	$(148)	$(2,374)
Net recoveries (charge-offs) to avg loans (annualized)	-0.01%	-0.12%
Allowance for loan losses	$12,574	$12,090

	December 31,	December 31,
Deposit Analysis	2006	2005
Noninterest-bearing checking	$104,821	$110,583
Interest-bearing checking	174,206	174,620
Savings accounts	200,016	224,408
Money Market accounts	248,542	271,418
Certificate accounts	1,431,056	1,305,793

Total Deposits	$2,158,641	$2,086,822

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

	Three months ended December 31,		Twelve months ended December 31,
Operating Ratios (annualized)	2006	2005	2006	2005
Net interest margin (1)	2.06%	2.45%	2.25%	2.62%
Net interest rate spread	1.47%	1.96%	1.72%	2.15%
Return on average assets	0.54%	0.69%	0.59%	0.80%
Return on average shareholders’ equity	3.50%	4.40%	3.89%	4.84%
Return on average tangible shareholders’ equity (2)	3.94%	4.94%	4.38%	5.39%
Efficiency ratio (3)	71.64%	60.75%	66.39%	58.26%
Non-interest expense as a percent of average assets	1.78%	1.72%	1.77%	1.74%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(2)	Return on average tangible equity is determined by dividing net income by the net shareholders’ equity minus goodwill, other intangible assets, mortgage servicing rights, and applicable deferred taxes. Since many analyst establish financial matrices utilizing this ratio, Bank Mutual has chosen to provide this information.

(3)	Efficiency ratio is determined by dividing noninterest expense by the sum of net interest income and noninterest income for the periods indicated.

	Three months ended
	December 31,		Twelve months ended December 31,
Other Information	2006	2005	2006	2005
Average earning assets	$3,286,418	$3,312,055	$3,318,806	$3,324,726
Average assets	$3,444,453	$3,469,866	$3,466,387	$3,486,653
Average interest bearing liabilities	$2,785,426	$2,781,912	$2,810,893	$2,771,299
Average shareholders’ equity	$530,390	$547,369	$529,822	$579,223
Average tangible shareholders’ equity (4)	$471,243	$498,078	$470,206	$519,590
Weighted average number of shares outstanding
-used in basic earnings per share	58,268,214	60,015,533	59,315,349	62,993,924
-used in diluted earnings per share	59,929,415	61,581,634	60,999,312	64,876,417

(4)	Average tangible shareholders’ equity is average total shareholders’ equity minus goodwill, other tangible assets, mortgage servicing rights, and applicable deferred taxes.

	December 31,	December 31,
	2006	2005
Number of shares outstanding (net of treasury shares)	60,277,087	62,325,268
Book value per share	$8.86	$8.73

	At December 31,	At December 31,
Weighted Average Net Interest Rate Spread	2006	2005
Yield on loans	6.04%	5.66%
Yield on investments	4.47%	4.27%
Combined yield on loans and investments	5.48%	5.13%
Cost of deposits	3.52%	2.87%
Cost of borrowings	4.46%	3.58%
Total cost of funds	3.75%	3.06%
Interest rate spread	1.73%	2.07%